PROQUEST COMPANY

NOVEMBER 2, 2005 MULTI-YEAR STOCK OPTION GRANT

THIS STOCK OPTION is granted by PROQUEST COMPANY (the “Company”) to Richard Surratt, (the “Optionee”) under the Company’s 2003 Strategic Performance Plan, as amended (the “Plan”) effective as of the 2nd day of November, 2005 (the “Grant Date”).

WHEREAS, the Board desires to deliver sustainable shareholder value and achieve consistent returns at or above market value;

WHEREAS, the Board has determined that it is in the best interests of the Company to retain and motivate the senior executive team and to reward value creation based on their achievement of sustained stock performance; and

WHEREAS, the Optionee is employed by the Company or one of its Subsidiaries as an officer.

NOW, THEREFORE, in consideration of the premises and of the services performed and to be performed by the Optionee, the Company hereby grants this Stock Option to the Optionee on the terms and conditions hereinafter expressed.

1.	OPTION GRANT

The Optionee, subject to approval of the Company’s stockholders, shall have the right to purchase a total of 175,000 shares of Common Stock at an exercise price of $xx per share but not less than $30.97 per share. The exercise price is not less than one hundred percent of the Fair Market Value of a share of Common Stock on the date hereof. The term of this Stock Option shall extend until the tenth anniversary of the Grant Date (the “Expiration Date”), subject to earlier termination as set forth below. The Optionee may only exercise this Stock Option to the extent that it is vested under Section 2 below and is exercisable under Sections 3 and 4 below. The permitted methods to exercise this Stock Option are set forth in Section 5 below. Stock acquired on exercise of this Stock Option is subject to the transfer and sale restrictions set forth in Sections 6 and 7 below. This Stock Option is being granted under the Plan and is subject to all the Plan’s terms and provisions. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan unless indicated to the contrary herein. This Stock Option is not intended to qualify as an Incentive Stock Option.

2.	VESTING

No portion of this Stock Option shall be vested on the Grant Date. The Optionee may vest in this Stock Option, in whole or in part, based on achieving the vesting requirements set forth in this Section. Vesting or becoming vested under this Section 2 shall only entitle the Optionee to exercise the vested portion of this Stock Option at the times provided for in Sections

3, 4 and 10 below. The unvested portion of this Stock Option shall be forfeited immediately upon termination of employment with the Company and its Subsidiaries for any reason.

(a)          This Stock Option shall vest under this Section 2(a) only to the extent that the Company achieves its Stock Price Target during a Performance Period as set forth in the table below, provided that the Optionee remains employed by the Company or its Subsidiaries when the Company achieves such Stock Price Target:

Stock Price Target	Performance Period	Vested Portion of Stock Option (in shares)
$39.81 to $42.76	Grant Date to on or before April 1, 2008	58,333
$42.77 to $46.87	Grant Date to on or before April 1, 2009	116,667
$46.88 and above	Grant Date to on or before April 1, 2009	175,000

The portion of this Stock Option that vests based on attaining a Stock Price Target under this Section 2(a) is referred to as “Performance Vested Options.” For purposes of this Section 2(a), the following rules shall apply:

(1)          Whether the Company achieves a Stock Price Target is determined on the basis of the rolling average of the Fair Market Value of a share of Common Stock for a period of ninety (90) consecutive trading days during a Performance Period. Any day that is not a trading day on the New York Stock Exchange shall be disregarded when determining the Stock Price Target.

(2)         If there is a Qualifying Change in Control of the Company or a Qualifying Loss of Employment on or after Acquisition of at Least 30% of the Company’s Outstanding Voting Stock, achievement of the Stock Price Target is determined on the basis of the aggregate value of the consideration paid with respect to a share of Common Stock upon or in connection with such event as set forth in Sections 8A and 8C below.

(3)         The table sets forth the vested portion of this Stock Option for each Performance Period on a cumulative basis. If the Company meets the Stock Price Target during two or more Performance Periods, the vested portion of this Stock Option equals the number of shares for the Performance Period that ends on the latest date.

(4)         The Company’s failure to meet the Stock Price Target for a Performance Period does not disqualify the Optionee from vesting under this Section 2(a) if the Company meets the Stock Price Target for a later Performance Period.

(5)	No portion of this Stock Option may vest before the Grant Date.

(6)         Any portion of the Stock Option that vests under this Section 2(a) shall remain vested regardless of the Company’s subsequent stock price performance.

(b)          If the Optionee is continuously employed by the Company and its Subsidiaries at all times from the Grant Date through the seventh anniversary of the Grant Date, the portion of this Stock Option that did not previously vest under Section 2(a) above shall become fully vested. The portion of this Stock Option that vests based on remaining continuously employed with the Company or its Subsidiaries for at least seven years are referred to as “Service Vested Options.”

3.	OPTION EXERCISE DURING EMPLOYMENT

The Optionee may exercise the vested portion of this Stock Option while employed by the Company or its Subsidiaries prior to the Expiration Date as follows:

(a)          Performance Vested Options may be exercised in whole or in part up to the number of option shares that corresponds to the date set forth in the table below, provided that the Optionee remains employed by the Company or its Subsidiaries on such date:

Date	Number of Total Option Shares
December 31, 2007	58,333
December 31, 2008	116,667
December 31, 2009	175,000

The continuous employment requirement shall be deemed to have been met solely for purposes of allowing an Optionee to exercise Performance Vested Options on and after termination of employment under Section 4 below unless the Optionee terminates employment with the Company and its Subsidiaries due to death, Disability (as defined in Section 4(a) below), Cause (as defined in Section 4(d) below) or Retirement (as defined in Section 4(e) below)

(b)          Service Vested Options shall be fully exercisable on and after January 1, 2013.

(c)          If there is a Qualifying Change in Control Event (as defined in Section 8 below) while the Optionee is employed by the Company or its Subsidiaries, the Optionee may exercise Performance Vested Options in full immediately upon such event, subject to Section 11 below.

4.	OPTION EXERCISE AFTER EMPLOYMENT TERMINATION

The Optionee may exercise Performance Vested Options and Service Vested Options that were exercisable (or deemed exercisable) under Section 3 (collectively, the “Exercisable Options”) on and after termination of employment with the Company and its Subsidiaries for three months. An extended post-termination exercise period is provided for

Exercisable Options depending upon the reason for the Optionee’s termination of employment as provided below.

(a)          If the Optionee’s employment termination is due to death or “Disability” (as defined below), the Exercisable Options shall remain exercisable for twelve months after such employment termination. “Disability” for purposes of this Stock Option shall mean a mental or physical condition which, in the Compensation Committee of the Board opinion (1) renders the Optionee unable or incompetent to carry out the material job responsibilities which such Optionee held or the material duties to which Optionee was assigned at the time the disability was incurred, and (2) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months, or results in the Optionee receiving benefits under any long term disability plan offered by the Company.

(b)          If the Optionee’s employment termination is by the Company or a Subsidiary without “Cause” (as defined in Section 4(d) below) before a Qualifying Change in Control Event, then the Exercisable Options shall remain exercisable for twelve months after such employment termination.

(c)          If the Optionee’s employment with the Company and its Subsidiaries is terminated for any reason on or after a Qualifying Change in Control Event (other than as account of Disability as described in Section 4(a) or Cause as described in Section 4(d) below), then the Exercisable Options shall remain exercisable for two years after such employment termination.

(d)          “Cause” for purposes of this Stock Option shall mean the termination of Optionee’s employment with the Company or one of its Subsidiaries by reason of (1) an act of fraud, embezzlement or theft in connection with the Optionee’s duties or in the course of the Optionee’s employment; (2) unreasonable neglect or refusal by the Optionee to perform his material duties (other than as a result of illness, accident or other physical or mental incapacity), provided that (A) a demand for performance of services has been delivered to the Optionee by the CEO at least sixty days prior to such termination identifying the manner in which the CEO believes that the Optionee has failed to performed and (B) the Optionee has thereafter failed to remedy such failure to perform; (3) the engaging by the Optionee in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to the Company or its affiliates; or (4) the Optionee’s conviction of or plea of guilty or nolo contendere to a felony.

(d)          If the Optionee’s employment termination occurs under circumstances that constitute “Retirement” under Section 2.9 of the Plan, the Exercisable Options shall remain exercisable for three years after such employment termination in lieu of any post employment termination provision otherwise provided under this Section 4.

This Stock Option shall forever lapse and be forfeited after the expiration of the applicable post-employment termination exercise period under this Section 4. Under no circumstances shall this Stock Option be exercisable after the Expiration Date.

5.       METHOD OF EXERCISE

(a)          The Exercisable Options may be exercised (to the extent not previously exercised) in whole or in part, at any time and from time to time prior to the expiration of this Stock Option, by delivery of appropriate notice in writing to the Secretary of the Company and accompanied by: (1) a check payable to the order of the Company for the full purchase price of the shares purchased, and (2) such other documents or representations as the Company may reasonably request in order to comply with securities, tax or other laws then applicable to the exercise of the option.

(b)          Payment of the purchase price may be made in whole or in part by the delivery of shares of Common Stock owned by the Optionee (or by certification of the Optionee’s ownership of such shares), valued at Fair Market Value on the date of exercise. Shares may not be used for this purpose until the shares have been held by the Optionee for six months; provided that this holding period shall not apply if such shares were not acquired either directly or indirectly from the Company. In addition, in the event shares of Common Stock of the Company are registered under the Securities Exchange Act of 1934, and subject to Section 3 hereof, payment of the option exercise price hereunder may, in the sole discretion of the Company, also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to an authorized broker to promptly deliver to the Company the amount required to pay the exercise price.

(c)          The exercise of this Stock Option is conditioned upon, and the Company shall have no obligation to issue or deliver any shares hereunder prior to, the Optionee making arrangements satisfactory to the Company relating to any required federal, state, local and foreign withholding taxes attributable to such exercise. Further, the Company and its Subsidiaries shall, to the extent permitted by law, have the right, but not the obligation, to deduct any such taxes from any payment of any kind, whether or not under the Plan, otherwise due to Optionee, and/or deduct from the shares issuable upon the exercise of this Stock Option, or receive from the Optionee shares having a Fair Market Value (determined at the time of such withholding) in an amount equal to all or any part of the federal, state, local and/or foreign withholding taxes then due. The Fair Market Value of any shares withheld or tendered to satisfy any such tax withholding obligation shall not exceed the amount due as determined by the applicable minimum statutory withholding rates.

6.	RESTRICTIONS ON SALE

The Optionee agrees not to, directly or indirectly, by operation of law or otherwise, Transfer (as defined in Section 2.12 of the Plan) more than fifty percent of the “Gain Shares” (as defined below) while employed by the Company or its Subsidiaries. “Gain Shares” shall mean (1) the total number of shares of Common Stock to be exercised under this Stock Option as designated by the Optionee, less (2) the sum of the number of shares of Common Stock under this Stock Option that either (i) may be used to meet minimum tax withholding obligations for federal and state income and employment taxes on the gain attributable to the exercise, or (ii) are attributable to the exercise price of this Stock Option, each as determined in the sole discretion of the Committee. Notwithstanding the foregoing, Section 6 shall not prohibit the Optionee’s Transfer of Gain Shares to a Permitted Transfer (as described in Section 7(a) below), the Transfer of Gain Shares to exercise the remaining portion or portions of this Stock Option, or a Transfer of Gain Shares pursuant to or following a Qualifying Change in Control Event.

7.	TRANSFER LIMITATIONS

(a)           The Optionee shall be allowed to Transfer any of the shares of Common Stock that may be purchased hereunder without regard to the limitations set forth in Section 6 hereof to the extent such Transfer is to a Permitted Transferee, but only to the extent the Permitted Transferee shall have agreed in writing to be bound by the limitations on Transfers set out in Section 6 hereof. For purposes of this Stock Option, a “Permitted Transferee” means members of the Optionee’s immediate family or trusts or family partnerships for the benefit of such persons.

(b)          This Stock Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and is exercisable during the Optionee’s lifetime only by the Optionee. If the Optionee dies while this Stock Option remains exercisable, this Stock Option may be exercised in whole or in part and from time to time, in the manner described in Section 5 above, by the Optionee’s estate or the person to whom this Stock Option passes by will or the laws of descent and distribution, but only with in the period specified in Section 4 hereof. Any shares of Common Stock so acquired following the Optionee’s death will be subject to all of the terms and conditions hereunder. Notwithstanding the foregoing, this Stock Option may be transferred, in whole or in part, at any time while it remains outstanding, to a Permitted Transferee, subject to all of the terms and conditions set forth in this Stock Option (including but not limited to the restrictions in Section 6 above while the Optionee is employed by the Company or its Subsidiaries).

8.	QUALIFYING CHANGE IN CONTROL EVENT AND ITS TREATMENT UNDER THIS STOCK OPTION

(a)	A “Qualifying Change in Control Event” shall occur if there is either:

(1)         a “Change in Control of the Company” (as defined in Section 8A below);

(2)         a “Change in Control of a Subsidiary” (as defined in Section 8B below), but only with respect to an Optionee who is employed by a Subsidiary and not by the Company immediately after a transaction described in Section 8B; or

(3)         a “Qualifying Loss of Employment” (as defined in Section 8C below) on or after an “Acquisition of at Least 30% of the Company’s Outstanding Voting Stock” (as defined in Section 8C below).

(b)         The Optionee is entitled to the following rights under this Stock Option in connection with any Qualifying Change in Control Event:

(1)         the right to exercise the Performance Vested Options in full on or after a Qualifying Change in Control Event at any time before 2009 while still employed by the Company or its Subsidiaries pursuant to Section 3(c) above;

(2)         the right to exercise the Exercisable Options for up to two years after the Optionee’s termination of employment with the Company for any reason on or after a Qualifying Change in Control Event (other than on account of Disability as described in Section 4(a) or Cause as described in Section 4(d) above) under Section 4(c) above; and

(3) a waiver of the sale restrictions under Section 6 with respect to a Transfer of Gain Shares on or after a Qualifying Change in Control Event.

8A.	Change in Control of the Company.

A “Change in Control of the Company” shall occur upon the earliest to occur of the following events:

(a)           a consummation of (1) any consolidation or merger of the Company pursuant to which shares of Common Stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have, directly or indirectly, at least a 50% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holders of the Company Common Stock, directly or indirectly, have at least a 50% ownership interest;

(b)           approval by the stockholders of the Company any plan or proposal for the liquidation or dissolution of the Company; or

(c)           as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (“Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

If there is a Change of Control of the Company, a special stock valuation rule shall apply in order to determine the vested amount of this Stock Option under Section 2(a) above. If the aggregate value of the consideration paid with respect to a share of the Common Stock upon or in connection with a Change in Control of the Company (the “Company Change in Control Stock Value”) exceeds the highest 90 day rolling average of the Fair Market Value of a share of Common Stock that occurs during a Performance Period in which the Change in Control of the Company occurs, then the Company Change in Control Stock Value shall be used in lieu of such 90 day rolling average to determine if the Stock Price Target has been met for such Performance Period.

8B.	Change in Control of a Subsidiary.

A Change in Control of a Subsidiary shall be deemed to occur upon the earliest to occur of the following events:

(a)          any person or group becomes the beneficial owner, directly or indirectly of securities of the Subsidiary representing more than 50% of the combined voting power of the Subsidiary’s then outstanding securities;

(b)          the Subsidiary is combined by merger, share exchange, consolidation or otherwise with another corporation and as a result of such combination, less than 50% of the outstanding securities of the surviving or resulting corporation are owned by the Company; or

(c)          the Subsidiary sells, leases, or otherwise transfers all or substantially all of its properties or assets to an entity less than 50% of the outstanding securities of which are owned in aggregate by the Company.

8C.         Qualifying Loss of Employment After Acquisition of at Least 30% of the Company’s Outstanding Voting Stock

Whether a “Qualifying Loss of Employment” has occurred on or after an “Acquisition of at Least 30% of the Company’s Outstanding Voting Stock” shall be determined using the following definitions:

(a)          For purposes of the Stock Option, an “Acquisition of at Least 30% of the Company’s Outstanding Voting Stock” means a transaction in which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities (other than the Company or any employee benefit plan of the Company and, for purposes of the Plan and this Stock Option, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Company’s securities by either of the foregoing).

(b)          For purposes of this Stock Option, a “Qualifying Loss of Employment”, means termination of the Optionee’s employment by the Company without Cause (as defined in Section 4(d) above) or by the Optionee for Good Reason (as defined in Section 8C(c) below) on or after an Acquisition of at Least 30% of the Company’s Outstanding Voting Stock.

(c)          For purposes of this Stock Option, “Good Reason” shall mean the occurrence of any of the following events, without the Optionee’s written consent, during the period beginning on an Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and ending on April 1, 2009: (1) the Optionee is no longer either a direct report to the CEO for the Company or President of a major division of the Company; (2) the assignment to the Optionee of any duties inconsistent in any material respect with the Optionee’s position, authority, duties or responsibilities, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, each as in effect at the Grant Date (or such later date to the extent of any actions by the Company are consented to in writing by the Optionee), unless the action is remedied by the Company within ten days after receipt of notice thereof given by the Optionee; (3) an assignment longer than six months of the Optionee to a location in excess of fifty miles from the Optionee’s then current office; or (4) a reduction of the Optionee’s salary or bonus target or material failure to pay the Optionee’s salary, bonus, compensation or benefits, unless any such action under this paragraph (4) is remedied by the Company within ten days after receipt of notice thereof given by the Optionee. A termination of employment by the Optionee for Good Reason shall be effected by giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. An event shall not be deemed to constitute Good Reason if the Optionee fails to deliver notice of termination for Good Reason within six months of the Optionee’s actual knowledge of such event.

If there is a Qualifying Event under this Section 8C, a special stock valuation rule shall also apply in order to determine the vested amount of this Stock Option under Section 2(a) above. If the aggregate value of the consideration paid with respect to a share of the Common Stock upon or in connection with an Acquisition of at Least 30% of the Company’s Outstanding Voting Stock (the “30% Trigger Stock Value”), as reasonably determined by the Committee exceeds the highest 90 day rolling average of the Fair Market Value of a share of Common Stock that occurs during a Performance Period in which such Acquisition occurs, then the 30% Trigger Stock Value shall be used in lieu of such 90 day rolling average to determine if the Stock Price Target has been met for such Performance Period.

9.	LOCKUP PROVISION

The Optionee agrees, if requested by the Company and any underwriter engaged by the Company, not to sell or otherwise transfer or dispose of any securities of the Company (including, without limitation pursuant to Rule 144 under the Act) for such period following the effective date of any registration statement of the Company filed under the Act as the Company or such underwriter shall specify reasonably and in good faith, not to exceed one hundred and eighty days in the case of any public offering of the Company’s common stock.

10.	EMPLOYMENT

For purposes of this Stock Option, “employment” shall mean the performance of services for the Company or a Subsidiary as an employee for federal income tax purposes. The Optionee shall be deemed to have terminated employment either upon an actual termination of service with the Company and its Subsidiaries, or at the time that the Subsidiary for which the Optionee is employed by ceases to be a Subsidiary under the terms of the Plan, provided that the Optionee is not employed immediately thereafter by the Company. The Optionee’s employment with the Company or one of its Subsidiaries shall not be deemed to have terminated if the Optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company or the Subsidiary, as applicable, regardless of whether pay is suspended during such leave.

11.	ADJUSTMENT

This Stock Option shall be subject to adjustment by the Committee pursuant to Section 9 of the Plan on account of any transaction described therein. The Optionee specifically acknowledges that the Committee in its sole discretion may, among other things, unilaterally cancel this Stock Option in connection with a Change in Control of the Company or a Subsidiary by providing the Optionee a cash payment (less applicable withholding taxes) in an amount equal to the excess, if any, of the value of the acquisition consideration payable with respect to a share of Common Stock over the exercise price per share as provided in Section 1 above, multiplied by the number of vested shares remaining exercisable hereunder (determined after taking into account any acceleration of vesting as a result of a Qualifying Change in Control Event under this Stock Option).

12.	EXCISE TAX

If any payments or benefits, whether pursuant to the terms of this Stock Option or any other plan, arrangement or agreement of the Optionee with the Company or any person affiliated with the Company (collectively, the “Payments”), received or to be received by the Optionee will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Company shall pay to the Optionee an additional amount (the “Gross-Up Payment”). The Gross Up Payment shall be an amount which, when combined with the net amount of the Payments retained by the Optionee (after giving effect to the application of the Excise Tax and all other applicable taxes on the Payments) will result in the net amount received by the Optionee equaling the net amount of the Payments the Optionee would have received absent application of the Excise Tax. The process for calculating the Excise Tax, determining the amount of any Gross-Up Payment and other procedures relating to this Section 12 are set forth in the attached Appendix.

13.	Miscellaneous Provisions

(a)          Coordination with Plan. Notwithstanding anything in this Stock Option to the contrary, to the extent of any conflict between the terms of the Plan and this Stock Option, the terms of the Plan shall control; provided, however, that any capitalized terms that are defined in this Stock Option Agreement, including but not limited to the definition of Disability, Retirement, Qualifying Change in Control Event and Gross-Up Payment, shall not be considered to be in conflict with the Plan for purposes of this Section 13(a).

(b)          Integrated Agreement. This Stock Option and the Plan constitute the entire understanding and agreement between the Optionee and the Company with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Optionee and the Company with respect to such subject matter other than those as set forth or provided for herein. To the extent contemplated herein, the provisions of this Stock Option shall survive any exercise of this option and shall remain in full force and effect.

(c)          Governing Law. This Stock Option shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles.

(d)          Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Stock Option and shall not be considered in the interpretation of this option.

(e)          Saving Clause. If any provision(s) of this Stock Option shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(f)           Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Optionee shall be addressed to such address or addresses as may have been furnished by such party in writing to the other.

(g)          Benefit and Binding Effect. This Stock Option shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Stock Option, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(h)          Counterparts. For the convenience of the parties and to facilitate execution, this Stock Option may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the Company has caused the execution hereof by its duly authorized officer and Optionee has agreed to the terms and conditions of this option, all effective as of the date first above written.

PROQUEST COMPANY

By: /s/ Alan W. Aldworth____________________
Alan W. Aldworth

Its: Chairman, President and Chief Executive Officer

By: /s/ Richard Surratt_______________________

Richard Surratt

APPENDIX

GROSS-UP PAYMENT RULES AND PROCEDURES

1.            Subject to Paragraph 3 below, all determinations required to be made under Section 12 of this Stock Option, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the Auditor selected in accordance with Paragraph 2 below. The Auditor shall provide detailed supporting calculations both to the Company and the Optionee within thirty (30) business days after the Qualifying Change in Control or such earlier time as is requested by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Paragraph 1, shall be paid to the Optionee within fifteen (15) days of the receipt of the Auditor’s determination. If the Auditor determines that no Excise Tax is payable to the Optionee, it shall furnish the Optionee with a written report indicating that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Auditor shall be binding upon the Company and the Optionee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Auditor hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Paragraph 3 below and the Optionee thereafter is required to make a payment or additional payment of any Excise Tax, the Auditor shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Optionee, but in no event later than thirty (30) days after a demand for payment by the Internal Revenue Service to the Optionee. For purposes of determining the amount of the Gross-Up Payment, the Optionee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes on earned income at the highest marginal rate of taxation in the state and locality of the Optionee’s residence on the date on which the Gross-Up Payment is being calculated, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

2.            The Auditor shall be a public accounting firm mutually agreed upon by the Company and the Optionee. If the Optionee and the Company cannot agree on the firm to serve as the Auditor, then the Optionee and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. The Company shall pay the Auditor’s fee.

3.            The Optionee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Optionee knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Optionee shall not pay such claim prior to the expiration of the period ending on the date that any payment of taxes with respect to such claim is due or the thirty day period following the date on which the

Optionee gives such notice to the Company, whichever period is shorter. If the Company notifies the Optionee in writing prior to the expiration of such period that it desires to contest such claim, the Optionee shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including attorneys fees and any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Optionee harmless, on an after-tax basis, for any Excise Tax or other related tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses or reimburse the Optionee on an after tax basis for tax preparation expenses associated with the preparing; refiling; extensions; or other actions taken by the Optionee’s tax preparer to comply with these instructions or the Company’s subsequent instructions. Without limitation on the foregoing provisions of this Paragraph 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect to such claim and may, at its sole option, either direct the Optionee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Optionee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Optionee to pay such claim and sue for a refund, the Company shall immediately distribute the amount of such payment to the Optionee and shall indemnify and hold the Optionee harmless, on an after-tax basis, from any Excise Tax and other related tax, including interest or penalties with respect thereto, imposed with respect to such distribution or with respect to any imputed income with respect to such distribution; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Optionee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Optionee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other authority.

4.            If, after the receipt by the Optionee of a Gross-Up Payment for any reason, including but not limited to a distribution by the Company pursuant to Paragraph 3 above, the Optionee becomes entitled to receive any refund with respect to any such payment, the Optionee shall (subject to the Company’s complying with its obligations under Paragraph 3), promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).